Exhibit 3.2

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER OF SURGICAL SAFETY PRODUCTS, INC.,
INTO SHEFFELD ACRES,INC.,
UNDER ss.904 OF THE BUSINESS CORPORATION LAW.

We, G. Michael Swor and Jim Stuart, being respectively President and Secretary of Sheffeld Acres, Inc. a New York corporation, and we G. Michael Swor and Jim Stuart, being respectively President and Secretary of Surgical Safety Products, Inc. a Florida corporation, do hereby certify that said corporations have mutually agreed to, and hereby do, unite and merge into a single corporation under the same of Sheffeld Acres, Inc., pursuant to ss.904 of the New York Business Corporation Law.

The names of the constituent corporations are Surgical Safety Products, Inc., a Florida corporation and Sheffeld Acres, Inc., a New York corporation. The surviving corporation shall be Sheffeld Acres, Inc.

The date when the certificate of incorporation of Sheffield Acres Inc., was filed by the department of the State of New York was May 7, 1993. The date when the certificate of incorporation of Surgical Safety Products, Inc., was filed by the Department of State of Florida was May 15, 1992. Sheffield Acres Inc., now has 8,936,440 shares of capital stock outstanding, all of which is common stock and fully entitled to vote, and Surgical Safety Products, Inc., now has 21,383 shares of capital stock outstanding, all of which is likewise common stock with full voting rights.

A plan of merger was initially agreed upon between the officers and directors of the above-named constituent corporations and was authorized and approved by affirmative vote of more than two-thirds of all outstanding shares of each of them at special meetings of shareholders duly called, noticed and held on November 28, 1994, in accordance with Section 903 of the New York Business Corporation Law, for the expressly stated purpose of considering and obtaining shareholder approval of such plan.

This merger is permitted by the laws of the state of Florida.

Surgical Safety Products, Inc., has never filed an application for authority to do business in the state of New York and this merger is in compliance with the laws of the state of Florida.

Pursuant to ss.902(a)(4) the certificate of incorporation of Sheffield Acres Inc., is hereby amended to change the name of the corporation to Surgical Safety Products, Inc.

This Certificate of Merger is effective on the date of filing.

IN WITNESS WHEREOF, the undersigned being the President and Secretary of the surviving corporation, execute this Certificate of Merger and affirm, subject to penalty of perjury that the statements contained herein are true this 27th day of January, 1995.

	SHEFFIELD ACRES INC.		SURGICAL SAFETY PRODUCTS

By:	\s\G M Swor	By:	\s\G M Swor
G. Michael Swor, President		G. Michael Swor,President

By:	\s\J Stuart	By:	\s\J Stuart
Jim Stuart, Secretary		Jim Stuart, Secretary

F950208000161

CERTIFICATE OF MERGER OF SHEFFELD ACRES INC., AND SURGICAL SAFETY PRODUCTS, INC. UNDER ss.904 OF THE NEW YORK BUSINESS CORPORATION LAW.

Please mail certificate to:

Henderson & Becker

c/o Patrick G. King

55 W. Wacker

Suite 1000

Chicago, IL 60601

STATE OF NEW YORK

DEPARTMENT OF STATE

FILED: FEB 08 1995

TAX $ 0

BY: JJW

MONROE

950208000164